As filed with the Securities and Exchange Commission on December 24, 2008
Registration No. 333-143766
Registration No. 333-132553
Registration No. 333-124382
Registration No. 333-118905
Registration No. 333-96889
Registration No. 333-48560
Registration No. 333-41648
Registration No. 333-88817

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143766
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-132553
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-124382
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118905
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-96889
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-48560
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-41648
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88817
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOUNDRY NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0431154
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4980 Great America Parkway
Santa Clara, CA 95054
(408) 207-1700
(Address of principal executive offices, including zip code)

1996 Stock Plan
1999 Directors’ Stock Option Plan
2000 Non-Executive Stock Plan
2006 Stock Incentive Plan
1999 Employee Stock Purchase Plan
Stock Option Agreements for Six Individuals
(Full titles of the plans)

Tyler Wall
Secretary
Foundry Networks, Inc.
4980 Great America Parkway
Santa Clara, CA 95054
(408) 207-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nancy H. Wojtas, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     Foundry Networks, Inc. (the “Registrant”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable by the Registrant pursuant to its 1996 Stock Plan, 1999 Directors’ Stock Option Plan, 2000 Non-Executive Stock Plan, 2006 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and Stock Option Agreements for Six Individuals previously registered by the Registrant pursuant to the following registration statements:
•	Registration Statement on Form S-8 (No. 333-143766) registering 26,000,000 shares of Common Stock, filed with the Securities and Exchange Commission on June 14, 2007;

•	Registration Statement on Form S-8 (No. 333-132553) registering 3,000,000 shares of Common Stock, filed with the Securities and Exchange Commission on March 17, 2006;

•	Registration Statement on Form S-8 (No. 333-124382) registering 11,500,000 shares of Common Stock, filed with the Securities and Exchange Commission on April 27, 2005;

•	Registration Statement on Form S-8 (No. 333-118905) registering 14,500,000 shares of Common Stock, filed with the Securities and Exchange Commission on September 10, 2004;

•	Registration Statement on Form S-8 (No. 333-96889) registering 12,276,620 shares of Common Stock, filed with the Securities and Exchange Commission on July 22, 2002;

•	Registration Statement on Form S-8 (No. 333-48560) registering 1,996,188 shares of Common Stock, filed with the Securities and Exchange Commission on October 25, 2000;

•	Registration Statement on Form S-8 (No. 333-41648) registering 13,425,683 shares of Common Stock, filed with the Securities and Exchange Commission on July 18, 2000; and

•	Registration Statement on Form S-8 (No. 333-88817) registering 9,774,266 shares of Common Stock, filed with the Securities and Exchange Commission on October 12, 1999;
(collectively, the “Registration Statements”).
     On December 17, 2008, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger, dated as of July 21, 2008 as amended by Amendment No. 1 dated November 7, 2008 (the “Merger Agreement”), by and among the Registrant, Brocade Communications Systems, Inc., a Delaware corporation (“Purchaser”), and Falcon Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub”). Pursuant to the Merger Agreement, at 4:09p.m. (Eastern Standard Time) on December 18, 2008 (the “Effective Time”) Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Purchaser (the “Merger”).
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Purchaser and shares held by stockholders who have validly asserted dissenters rights in accordance with Delaware General Corporation Law) was cancelled and converted into the right to receive $16.50 per share in cash, without interest.
     As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statements which remained unsold as of the Effective Time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 19th day of December, 2008.

Foundry Networks, Inc.
By:	/s/ Richard Deranleau
Richard Deranleau
Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Klayko Michael Klayko	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2008
/s/ Richard Deranleau Richard Deranleau	Chief Financial Officer, Treasurer and Director (Principal Accounting and Financial Officer)	December 19, 2008
/s/ Tyler Wall Tyler Wall	Director	December 19, 2008